Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports strong quarter
Fourth consecutive quarter of revenue and earnings growth
Per-share income $0.10, up from $0.11 loss in same period in FY09
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SAN ANTONIO—February 4, 2010—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended December 31, 2009.
In the second quarter of fiscal 2010, U.S. Global recorded net income of $1.5 million, or 10 cents per diluted share, on revenue of $9.0 million. This compares to a net loss of $1.7 million, or 11 cents per diluted share, on revenue of $2.8 million a year earlier. Revenue and earnings in the second quarter of fiscal year 2009 (ended December 31, 2008) were adversely affected by realized and unrealized losses on corporate investments totaling $3.0 million on a pre-tax basis as a result of volatile global markets.
Sequentially, the latest quarter improves on the earnings of $1.4 million, or 9 cents per diluted share, on revenue of $8.0 million in the first quarter of fiscal year 2010. U.S. Global’s revenue and earnings have now increased for four consecutive quarters.
The company has scheduled a webcast for 10 a.m. Central time on Friday, February 5, 2010, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and Chief Investment Officer, will be accompanied on the webcast by Susan McGee, President and General Counsel, and Catherine Rademacher, Chief Financial Officer.
“A year ago, many were doubting the strength of emerging markets and whether they would be able to lead the recovery,” Mr. Holmes says. “There were questions about China’s economic potential in 2009, but the government there proved its commitment to focused infrastructure spending, social stability and job creation. Chinese banks loaned more than $1 trillion last year, for example, and half of that amount went to infrastructure projects and the industrial sector, which created jobs.
“In my global travels to emerging markets in 2009, I witnessed more positive media sentiment and hope among citizens there than in the U.S. or Europe,” Mr. Holmes says. “It appears that where government policies are focused on job creation, there is more confidence in the political leadership. This focus on jobs above all else is the main reason the big emerging nations are leading the recovery and the main reason why we see so much opportunity in those markets.

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Feb. 4, 2010
“We are also pleased that last year a number of our funds outperformed the exchange-traded funds for their respective sectors in 2009 — most notably our gold funds, which outperformed by a wide margin,” Mr. Holmes says. “This shows the value that effective active fund managers can provide for their shareholders.”
For the first half of fiscal year 2010, U.S. Global recorded net income of $2.9 million, or 19 cents per diluted share, on revenue of $17.1 million. This compares to a net loss of $3.5 million, or 23 cents per diluted share, on revenue of $11.7 million a year earlier.
Assets under management for SEC-registered funds and other clients stood at $2.7 billion as of December 31, 2009. Total assets under management during the latest quarter averaged $2.7 billion.
Selected financial data (unaudited) for the three months ended December 31

	2009	2008

Revenue	$9,028,605	$2,825,956
Expenses	$6,719,552	$5,318,774
Tax (benefit) expense	$801,001	$(809,658)
Net income (loss)	$1,508,052	$(1,683,160)
Earnings (loss) per share (basic)	$0.10	$(0.11)
Earnings (loss) per share (diluted)	$0.10	$(0.11)
Avg. common shares outstanding (basic)	15,336,967	15,264,634
Avg. common shares outstanding (diluted)	15,340,847	15,285,459
Avg. assets under management	$2.66 billion	$2.12 billion
Selected financial data (unaudited) for the six months ended December 31

	2009	2008

Revenue	$17,057,490	$11,673,501
Expenses	$12,370,798	$16,895,159
Tax (benefit) expense	$1,782,133	$(1,693,349)
Net income (loss)	$2,904,559	$(3,528,309)
Earnings (loss) per share (basic)	$0.19	$(0.23)
Earnings (loss) per share (diluted)	$0.19	$(0.23)
Avg. common shares outstanding (basic)	15,324,269	15,261,582
Avg. common shares outstanding (diluted)	15,327,924	15,285,343
Avg. assets under management	$2.51 billion	$3.11 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.7 billion in assets under management in the quarter ended December 31, 2009, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.

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This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.
Total Annualized Returns as of December 31, 2009

				Expense Ratio
	1-Year	5-Year	10-Year	Gross	Capped

USGI Global Resources Fund	68.25%	10.17%	16.87%	1.68%	1.90%
iShares S&P North American Natural Resources ETF	37.15%	10.60%	n/a	*	*
Market Vectors Hard Assets Producers ETF	42.52%	n/a	n/a	*	*

USGI World Precious Minerals Fund	89.50%	16.92%	17.89%	1.82%	1.90%
USGI Gold and Precious Metals Fund	43.11%	19.46%	18.31%	1.86%	1.90%
Market Vectors Gold Miners ETF	36.72%	n/a	n/a	*	*

USGI Global MegaTrends Fund	30.15%	-0.06%	1.01%	2.28%	2.35%
iShares S&P Global Infrastructure ETF	18.23%	n/a	n/a	*	*
SPDR FTSE/Macquarie Global Infrastructure 100 ETF	8.09%	n/a	n/a	*	*
Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.
Gross expense ratio as stated in the most recent prospectus. Capped expense ratio is a voluntary limit on total fund operating expenses (exclusive of any acquired fund fees and expenses, performance fees, taxes, brokerage commissions and interest) that U.S. Global Investors, Inc. can modify or terminate at any time. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of 0.50%) which, if applicable, would lower your total returns. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS. High double-digit returns are attributable, in part, to unusually favorable market conditions and may not be repeated or consistently achieved in the futureForeign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Because the Global Resources Fund concentrates its investments in a specific industry, the fund may be subject to greater risks and fluctuations than a portfolio representing a broader range of industries. By investing in a specific geographic region, a regional fund’s returns and share price may be more volatile than those of a less concentrated portfolio. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors. Performance data as quoted on Bloomberg. Five- and 10-year performance figures may not be available for the mentioned ETFs. The inception dates for these ETFs are in parentheses as follows: iShares S&P North American Natural Resources ETF (10/26/01), Market Vectors Hard Assets Producers ETF (9/3/08), Market Vectors Gold Miners ETF (5/16/06), iShares S&P Global Infrastructure ETF (12/12/07) and SPDR FTSE/Macquarie Global Infrastructure 100 ETF (1/31/07). *See the prospectuses of these ETFs for details about their objectives, strategies, fees, liquidity and risks, which may be materially different from the comparable U.S. Global Investors Funds.